UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Gillespie, Theresa E.
   Western Wireless Corporation
   3650 131st Avenue SE
   Bellevue, WA  98006
   USA
2. Issuer Name and Ticker or Trading Symbol
   Western Wireless Corporation
   WWCA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   5/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Class A Common Stock       |      |    | |                  |   |           |58,333             |D     |(1)                        |
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Class A Common Stock       |5/23/2|P   | |10,000            |A  |$45.8125   |                   |D     |By Stanton & Gillespie TIC |
                           |000   |    | |                  |   |           |                   |      |(2)                        |
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Class A Common Stock       |5/24/2|P   | |40,000            |A  |$45.5625   |50,000             |D     |By Stanton & Gillespie TIC |
                           |000   |    | |                  |   |           |                   |      |(2)                        |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Class B Common Stock  |(3)     |     |    | |           |   |immed|n/a  |Class A Comm|       |       |3,025,668   |D  |By Stanton &|
                      |        |     |    | |           |   |.    |     |on Stock    |       |       |            |   | Gillespie T|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |IC (2)      |
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Class B Common Stock  |(3)     |     |    | |           |   |immed|n/a  |Class A Comm|       |       |1,686,069   |I  |By PN Cellul|
                      |        |     |    | |           |   |.    |     |on Stock    |       |       |            |   |ar, Inc.    |
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Class B Common Stock  |(3)     |     |    | |           |   |immed|n/a  |Class A Comm|       |       |1,274,519   |I  |By Stanton C|
                      |        |     |    | |           |   |.    |     |on Stock    |       |       |            |   |ommunication|
                      |        |     |    | |           |   |     |     |            |       |       |            |   | Corp.      |
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Class B Common Stock  |(3)     |     |    | |           |   |immed|n/a  |Class A Comm|       |       |64,437      |I  |By trust    |
                      |        |     |    | |           |   |.    |     |on Stock    |       |       |            |   |            |
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Stock Option - Right t|$8.125  |     |    | |           |   |immed|1/1/2|Class A Comm|       |       |518         |I  |By Spouse   |
o Buy                 |        |     |    | |           |   |.    |008  |on Stock    |       |       |            |   |            |
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Stock Option - Right t|$8.125  |     |    | |           |   |     |1/1/2|Class A Comm|       |       |534         |I  |By Spouse   |
o Buy                 |        |     |    | |           |   |     |008  |on Stock    |       |       |            |   |            |
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Stock Option - Right t|$9.95   |     |    | |           |   |     |1/1/2|Class A Comm|       |       |1,069       |I  |By Spouse   |
o Buy                 |        |     |    | |           |   |     |009  |on Stock    |       |       |            |   |            |
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Stock Option - Right t|$8.125  |     |    | |           |   |     |1/1/2|Class A Comm|       |       |64,155      |D  |            |
o Buy                 |        |     |    | |           |   |     |008  |on Stock    |       |       |            |   |            |
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Stock Option - Right t|$9.946  |     |    | |           |   |     |1/1/2|Class A Comm|       |       |85,540      |D  |            |
o Buy                 |        |     |    | |           |   |     |009  |on Stock    |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) 13,333 shares held by reporting person and 45,000 shares held by spouse, John W. Stanton, both pursuant to Restricted Stock Award.
(2) Shares acquired and held jointly by John W. Stanton and Theresa E. Gillespie as Tenants in Common.
(3) Shares of Class B Common Stock are convertible, subject to the Issuer's charter, into an equal number of shares of Class A Common Stock, which has been registered under Section 12 of the Securities Exchange Act of 1934, as amended.
(4) Option vests in two equal annual increments beginning
1/1/2001.
(5) Option vests in four equal annual increments beginning
1/1/2000.
(6) Option vests in three equal annual increments beginning
1/1/2000.
SIGNATURE OF REPORTING PERSON
Theresa E. Gillespie
DATE
June 2, 2000